UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2013

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA		92037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 25, 2013, Orexigen Therapeutics, Inc. (the “Company” or “Orexigen”) today announced successful results of the interim analysis of the Light Study. Based on these results, the Company will resubmit the Contrave® New Drug Application (NDA) to the United States Food and Drug Administration (FDA) in the next few weeks with potential approval by June 2014.

The FDA previously agreed that if the interim analysis meets the specified criteria to exclude cardiovascular risk, Contrave could be approved. The pre-specified criteria for the interim analysis is to exclude a hazard ratio of 2.0, using the upper bound of the 95% confidence interval, for excess risk of major adverse cardiovascular events (MACE) in patients receiving Contrave as compared to placebo. In addition to meeting the pre-specified criteria for excluding cardiovascular risk, no new safety signals were observed.

By agreement with the FDA, the independent Data Monitoring Committee’s summary report of the Light Study interim analysis will form the basis of the resubmission of the NDA, and the complete clinical study report for the interim analysis, which would ordinarily form the basis for the NDA resubmission filing, will be supplied to the FDA during its review within 60 days of the NDA resubmission.

Following potential approval in June 2014, the Light Study will continue, blinded, until the trial is completed.

* * *

Orexigen cautions you that statements included in this report that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding: the timing of resubmission and potential approval of the NDA for Contrave; and the timing of the submission of the CSR for the interim analysis. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this report due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: delays in the resubmission of the Contrave NDA; the possibility that the FDA determines not to initiate review of the Contrave NDA until it has received the CSR for the interim analysis; the SPA is not binding on the FDA if public health concerns unrecognized at the time the SPA agreement was entered into become evident, other new scientific concerns regarding product safety or efficacy arise, or if Orexigen fails to comply with the agreed upon trial protocol; the potential for the FDA to not approve Contrave even after meeting the prespecified threshold and resubmitting the NDA; the possibility that the public announcement of the results of the interim analysis would later be deemed to jeopardize the integrity of the Light Study potentially resulting in the requirement to conduct additional, costly studies; additional analysis of the interim results or new data from the continuing Light Study, including safety-related data, may produce negative or inconclusive results, or may be inconsistent with the conclusion that the interim analysis was successful; the potential that the interim analysis may not be predictive of future results in the Light Study; the potential for early termination of Orexigen’s North American collaboration agreement with Takeda Pharmaceutical Company Limited; the results from the interim analysis may not sufficient to satisfy or respond to the Day 120 List of Questions from the EMA or any other data requirements of the EMA in connection with the review of the MAA; even if the NDA is approved by the FDA, the final results of the Light Study may not support continued approval of Contrave; the therapeutic and commercial value of Contrave; Orexigen’s ability to maintain sufficient capital to fund our operations through potential approval of Contrave in 2014; and other risks described in Orexigen’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission November 12, 2013 and its other reports, which are available from the SEC’s website (www.sec.gov) and on Orexigen’s website (www.orexigen.com) under the heading “Investor Relations.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: November 25, 2013	By: /s/ Joseph P. Hagan
Name: Joseph P. Hagan
Title: Chief Business Officer